The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

        Subject to Completion, Pricing Supplement dated January 29, 2004

PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 37 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                   Dated            , 2004
                                                                 Rule 424(b)(3)

                                  $
                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                                  Senior Notes
                        --------------------------------
                        % PROPELS due December 30, 2011
            Based on the Value of the Dow Jones Industrial Average(SM)

               PROtected Performance Equity Linked Securities(SM)
                                ("PROPELS(SM)")

The PROPELS will pay     % interest per year. In addition, at maturity you will
receive the principal amount of $10, plus a supplemental redemption amount, if any, based on the performance of the Dow Jones Industrial Average(SM), which we refer to as the DJIA(SM), over the term of the PROPELS.

o    The principal amount and issue price of each PROPELS is $10.

o    We will pay interest at the rate of     % on the $10 principal amount of
     each PROPELS. Interest will be paid semi-annually on each June 30 and December 30, beginning June 30, 2004.

o At maturity, you will receive per PROPELS the principal amount of $10 plus a supplemental redemption amount equal to the product of (i) $10 times
     (ii) the percentage increase, if any, in the average protected index value over the initial index value.

     o    The initial index value will equal             , the closing value of
          the DJIA on the day we offer the PROPELS for initial sale to the public.

     o The average protected index value will equal the arithmetic average of the protected index closing values on eight specified determination dates during the life of the PROPELS.

     o On each determination date, the protected index closing value will equal the greater of (i) the DJIA closing value on such determination date and (ii) the highest DJIA closing value on any previous determination date; provided that the protected index closing value on the first determination date will be the DJIA closing value on such determination date regardless of whether that DJIA closing value is higher or lower than the initial index value.

     o The determination dates will be the 30th of each December, beginning December 30, 2004 to and including December 30, 2010, and December 27, 2011.

o If the average protected index value of the DJIA is less than or equal to the initial index value, you will receive only the principal amount of the PROPELS at maturity and will not receive any supplemental redemption amount.

o Investing in the PROPELS is not equivalent to investing in the DJIA or its component stocks.

o We will apply to list the PROPELS under the proposed symbol "PDJ" on the American Stock Exchange LLC.

You should read the more detailed description of the PROPELS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PROPELS."

The PROPELS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-8.

                               ------------------
                             PRICE $10 PER PROPELS
                               ------------------

                                       Price to       Agent's      Proceeds to
                                       Public(1)    Commissions    Company(1)
                                       ---------    -----------    -----------
Per PROPELS............................    $             $              $
Total..................................    $             $              $
---------
(1) Plus accrued interest, if any, from the original issue date.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the PROPELS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PROPELS, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PROPELS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. None of this pricing supplement, the accompanying prospectus supplement or prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The PROPELS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PROPELS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The PROPELS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PROPELS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The PROPELS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PROPELS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PROPELS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The PROPELS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PROPELS may not be circulated or distributed, nor may the PROPELS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PROPELS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PROPELS(SM) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PROPELS offered are medium-term debt securities of Morgan Stanley. The return on the PROPELS is linked to the performance of the Dow Jones Industrial Average(SM), which we refer to as the DJIA(SM). These PROPELS combine features of debt and equity by offering at maturity 100% protection of the issue price,
interest payments of    % per year and the opportunity to participate in the
upside potential of the underlying DJIA as measured by the supplemental redemption amount.

     "PROPELS" and "PROtected Performance Equity Linked Securities" are our service marks. "Dow Jones(SM)," "Dow Jones Industrial Average(SM)" and "DJIA(SM)" are service marks of Dow Jones & Company, Inc. and have been licensed for use by Morgan Stanley.

Each PROPELS costs            We, Morgan Stanley, are offering you PROPELS due
$10                           December 30, 2011 Based on the Value of the Dow
                              Jones Industrial Average(SM). The principal amount and issue price of each PROPELS is $10.

    % interest on the         We will pay interest on the PROPELS at the rate
principal amount              of     % of the principal amount per year,
                              semi-annually on each June 30 and December 30, beginning June 30, 2004.

Payment at maturity           At maturity, you will receive the principal
                              amount of $10 per PROPELS, plus a supplemental
                              redemption amount if the average protected index
                              value of the DJIA is greater than the initial
                              index value. The initial index value is         ,
                              the closing value of the DJIA on the day we offer the PROPELS for initial sale to the public. The average protected index value will be the arithmetic average of the protected index closing values on the eight determination dates during the life of the PROPELS.

Protected index               The protected index closing value for each
closing value                 determination date will equal the greater of (i)
                              the DJIA closing value on such determination date and (ii) the highest DJIA closing value on any previous determination date; provided that on the first determination date the protected index closing value will equal the DJIA closing value on such determination date, which is scheduled to be December 30, 2004, regardless of whether that DJIA closing value is higher or lower than the initial index value.

                                        Minimum Return on the PROPELS

                              The minimum return on the PROPELS is $        ,
                              which represents the $10 par amount of the PROPELS and the aggregate interest payments of
                                  % per year that you will receive over the
                              term of the PROPELS.

                              At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.

                                     The Supplemental Redemption Amount

                              The supplemental redemption amount will be equal to the product of (i) $10 times (ii) the percentage increase, if any, in the average protected index value over the initial index value. If the average protected index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                                Supplemental              (Average Protected Index Value - Initial Index Value)
                                 Redemption     =   $10 x -----------------------------------------------------
                                   Amount                                   Initial Index Value

                              where,

                              Initial Index      = the DJIA closing value on the day we offer the PROPELS
                                Value              for initial sale to the public

                              Average Protected  = the arithmetic average of the protected index closing
                                Index Value        values on each of the determination dates, as calculated
                                                   by the calculation agent on the final determination date

                              Protected Index    = for each determination date, the greater of (i)
                                Closing Value      the DJIA closing value on such determination date
                                                   and (ii) the highest DJIA closing value on any
                                                   previous determination date, as determined by the
                                                   calculation agent; provided that the protected
                                                   index closing value on the first determination
                                                   date will equal the DJIA closing value on such
                                                   date

                              Determination      = the 30th of each December, beginning December 30,
                                Dates              2004 to and including December 30, 2010, and
                                                   December 27, 2011, in each case subject to
                                                   adjustment in the event of certain market
                                                   disruption events

                              If the average protected index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount at maturity and will not receive any supplemental redemption amount. Beginning on PS-6, we have provided examples of the hypothetical payouts on the PROPELS.

                              Because the protected index closing value on any determination date after the initial determination date will be the greater of (i) the DJIA closing value on such determination date and
                              (ii) the highest DJIA closing value on any previous determination date, you will be protected on each determination date after the first determination date against any subsequent declines in the DJIA. If the DJIA closing value on the first determination date increases over the initial index value, you will be able to determine a minimum supplemental redemption amount due to you at maturity. In this case, the actual supplemental redemption amount may be higher if the DJIA increases on any subsequent determination date. See, for example, Example 3 under "Hypothetical Payouts on the PROPELS" below. If, on the other hand, the DJIA closing value on the first determination date decreases from the initial index value, there can be no assurance that the DJIA will increase sufficiently on subsequent determination dates to result in a supplemental redemption amount. See, for example, Example 4 under "Hypothetical Payouts on the PROPELS" below.

                              You can review the historical values of the DJIA in the section of this pricing supplement called "Description of PROPELS--Historical Information." The payment of dividends on the stocks that underlie the DJIA is not reflected in the value of the DJIA and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value and calculate the average protected index value and the supplemental redemption amount, if any, you will receive at maturity.

The PROPELS will be           The PROPELS will be treated as "contingent
treated as contingent         payment debt instruments" for U.S. federal income
payment debt                  tax purposes, as described in the section of this
instruments for U.S.          pricing supplement called "Description of
federal income tax            PROPELS--United States Federal Income Taxation."
purposes                      Under this treatment, if you are a U.S. taxable
                              investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the PROPELS, which yield will be higher than the stated interest actually paid on the PROPELS. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the PROPELS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                              "Description of PROPELS--United States Federal
                              Income Taxation" and the sections called "United
                              States Federal Taxation--Notes--Notes Linked to
                              Commodity Prices, Single Securities, Baskets of
                              Securities or Indices" and "United States Federal
                              Taxation--Backup Withholding" in the accompanying prospectus supplement.

                              If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PROPELS.

Where you can find            The PROPELS are senior notes issued as part of
more information on           our Series C medium-term note program. You can
the PROPELS                   find a general description of our Series C
                              medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--Floating Rate
                              Notes" and "--Notes Linked to Commodity Prices,
                              Single Securities, Baskets of Securities or
                              Indices."

                              Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the PROPELS, you should read the "Description of PROPELS" section in this pricing supplement. You should also read about some of the risks involved in investing in PROPELS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as PROPELS differs from that of investments in ordinary debt securities. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PROPELS.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                      HYPOTHETICAL PAYOUTS ON THE PROPELS

     The supplemental redemption amount, if any, is based on the average protected index value, the calculation of which depends on the closing values of the DJIA on eight determination dates over the term of the PROPELS. Because the value of the DJIA may be subject to significant fluctuations over the term of the PROPELS, it is not possible to present a chart or table illustrating a complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the DJIA on the amount payable to you at maturity as a result of basing your return on the average protected index value. However, the DJIA may not appreciate or depreciate over the term of the PROPELS in accordance with any of the trends depicted by the hypothetical examples below.

     The following five examples illustrate the payout at maturity on the PROPELS for a range of hypothetical index closing values on each of the eight determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the PROPELS on the protected index closing values rather than the actual index closing values. The protected index closing value on each determination date after the first determination date equals the greater of (i) the actual index closing value on such determination date and
(ii) the highest index closing value on any previous determination date.

     These examples are based on a hypothetical initial index value of 100 and an issue price for each PROPELS of $10.00. References to the return on the PROPELS in the examples below do not include the total interest payments that the investor would receive over the life of the PROPELS. The protected index closing values that are greater than the actual index closing values for the corresponding determination date are indicated in bold typeface below.

                                             -------------------------------------------------------------------------------------
                                                             Example 1                                Example 2
                                             -------------------------------------------------------------------------------------
                                               Actual Index    Protected Index Closing   Actual Index    Protected Index Closing
                                               Closing Value            Value            Closing Value            Value
                                             -------------------------------------------------------------------------------------
                     1st Determination Date         110                  110                  120                  120
                     2nd Determination Date         120                  120                  110                  120
                     3rd Determination Date         130                  130                  130                  130
                     4th Determination Date         140                  140                  110                  130
                     5th Determination Date         150                  150                  135                  135
                     6th Determination Date         160                  160                  125                  135
                     7th Determination Date         170                  170                  115                  135
                   Final Determination Date         180                  180                  125                  135
----------------------------------------------------------------------------------------------------------------------------------
                Average Actual Index Value:         145                   -                 121.25                  -
             Average Protected Index Value:          -                   145                   -                   130
----------------------------------------------------------------------------------------------------------------------------------
            Supplemental Redemption Amount:        $4.50                $4.50                $2.13                $3.00
----------------------------------------------------------------------------------------------------------------------------------
    Return at maturity on a $10 investment:       $14.50               $14.50               $12.13               $13.00
----------------------------------------------------------------------------------------------------------------------------------

o In Example 1, the actual index closing value increases on each determination date. Consequently, the protected index closing value on each determination date equals the actual index closing value on that date, and the average protected index value of 145 is the same as the average actual index value. At maturity, for each PROPELS the investor receives $14.50, the sum of the par amount of $10.00 and the supplemental redemption amount of $4.50. The return on the PROPELS at maturity represents a 45% increase above the issue price, which is the same as the return would have been on a hypothetical investment in a note linked to the average actual index value but is less than the simple index price return (80%) over the same period.

o In Example 2, the index closing value decreases on the second determination date, but the investor is protected from such decline by the higher index closing value on the first determination date. When the index reaches new highs of 130 and 135 on the third and fifth determination dates, respectively, the protected index closing value locks in the new highest index value, thereby enabling the investor to share in subsequent increases in the index value that exceed the highest level of the index on any previous determination date while providing protection from subsequent declines in the index (see, for example, the fourth, sixth and seventh determination dates). Consequently, although the average actual index value over the life of the PROPELS is 121.25, the average protected index value equals 130. At maturity, for each PROPELS the investor receives $13.00, the sum of the par amount of $10.00 and the supplemental redemption amount of $3.00. The return on the PROPELS at maturity represents a 30% increase above the issue price. The return on the PROPELS at maturity is 7.22% higher than the return would have been on a hypothetical investment in a note linked to the average actual index value and is 4% higher than the simple index price return (25%) over the same period.

                                       --------------------------------------------------------------------------------------------
                                                  Example 3                    Example 4                    Example 5
                                       --------------------------------------------------------------------------------------------
                                        Actual Index  Protected Index  Actual Index Protected Index  Actual Index Protected Index
                                        Closing Value  Closing Value  Closing Value  Closing Value  Closing Value  Closing Value
                                       --------------------------------------------------------------------------------------------
                 1st Determination Date      120            120             95             95             95            95
                 2nd Determination Date      140            140             90             95             85            95
                 3rd Determination Date      160            160             85             95             75            95
                 4th Determination Date      180            180             80             95             70            95
                 5th Determination Date      160            180             85             95             85            95
                 6th Determination Date      140            180             90             95             90            95
                 7th Determination Date      120            180             85             95            120            120
               Final Determination Date      100            180             80             95            150            150
-----------------------------------------------------------------------------------------------------------------------------------
            Average Actual Index Value:      140             -            86.25            -            96.25            -
         Average Protected Index Value:       -             165             -              95             -             105
-----------------------------------------------------------------------------------------------------------------------------------
        Supplemental Redemption Amount:     $4.00          $6.50            $0             $0             $0           $.50
-----------------------------------------------------------------------------------------------------------------------------------
Return at maturity on a $10 investment:    $14.00         $16.50          $10.00         $10.00         $10.00         $10.50
-----------------------------------------------------------------------------------------------------------------------------------

o In Example 3, the index closing value reaches a high of 180 on the fourth determination date. Therefore, although the actual index closing value declines on subsequent determination dates, the protected index closing value on each subsequent determination date equals 180. Consequently, although the average actual index value over the life of the PROPELS is 140, the average protected index value equals 165. At maturity, for each PROPELS the investor receives $16.50, the sum of the par amount of $10.00 and the supplemental redemption amount of $6.50. The return on the PROPELS at maturity represents an 65% increase above the issue price. The return on the PROPELS at maturity is 17.86% higher than the return would have been on a hypothetical investment in a note linked to the average actual index value and, because the actual index finished at the same level as the initial index value, is 65% higher than the simple index price return over the same period.

o In Example 4, the index declines over the life of the PROPELS to a final index closing value of 80. Although the actual index closing value remains lower than 95 on each subsequent determination date, the protected index closing value equals 95 on each subsequent determination date. Consequently, although the average index closing value is 86.25, the average protected index value is 95. Because the average protected index value is less than the initial index value, there is no supplemental redemption amount. However, the investor receives the par amount of $10.00 per PROPELS at maturity, even though the index declines 20% over the life of the PROPELS.

o In Example 5, the index closing value declines on each of the first four determination dates to a low of 70. The protected index closing value for each of the first four determination dates equals 95, because the index closing value of 95 on the first determination date establishes a minimum protected index closing value for subsequent determination dates on which the index remains below 95. Although the index recovers to end at 150, significantly above the initial index value, that increase does not fully offset the initial declines for purposes of calculating the average actual index value, which is 96.25. However, the investor benefits from protection provided by the protected index closing value and, therefore, receives at maturity for each PROPELS $10.50, the sum of the par amount of $10.00 and the supplemental redemption amount of $.50. The return on the PROPELS at maturity is 5% higher than the return would have been on a hypothetical investment in a principal protected note linked to the average actual index value and also represents a 5% increase above the issue price. However, the return on the PROPELS at maturity is lower than the simple index price return (50%) over the same period.

                                  RISK FACTORS

     This section describes the most significant risks relating to the PROPELS. You should carefully consider whether the PROPELS are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less than   We will pay interest at the rate of     % on the
interest on ordinary notes    $10 principal amount of each PROPELS. This
                              interest rate is lower than the interest rate that we would pay on non-index-linked notes maturing at the same time as the PROPELS. Because the supplemental redemption amount due at maturity may equal zero, the return on your investment in the PROPELS (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The interest paid on the PROPELS and return of only the principal amount of each PROPELS at maturity will not fully compensate you for the effects of inflation and other factors relating to the value of money over time.

PROPELS may not pay           If the average protected index value is less than
more than the principal       or equal to the initial index value, you will
amount at maturity            receive only the principal amount of $10 for each
                              PROPELS you hold at maturity.

PROPELS may not               There may be little or no secondary market for
be actively traded            the PROPELS. Although we will apply to list the
                              PROPELS on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the PROPELS, but it is not required to do so.

Market price of the           Several factors, many of which are beyond our
PROPELS will be influenced    control, will influence the value of the PROPELS,
by many unpredictable         including:
factors
                              o    the closing value of the DJIA on the initial
                                   determination date, the value of the DJIA at any time and the highest closing value of the DJIA on previous determination dates

                              o    interest and yield rates in the market

                              o    geopolitical conditions and economic,
                                   financial, political, regulatory or judicial events that affect the securities underlying the DJIA or stock markets generally and which may affect the average protected index value

                              o the time remaining to the maturity of the PROPELS

                              o the dividend rate on the stocks underlying the DJIA

                              o    our creditworthiness

                              Some or all of these factors will influence the price that you will receive if you sell your PROPELS prior to maturity. For example, you may have to sell your PROPELS at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the DJIA is at, below or not sufficiently above the initial index value or if market interest rates rise.

                              You cannot predict the future performance of the DJIA based on its historical performance. In addition, there can be no assurance that the average protected index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the PROPELS.

Investing in the PROPELS is   Because the average protected index value is
not equivalent to investing   based on the closing value of the DJIA on the
in the DJIA                   eight determination dates during the term of the
                              PROPELS, it is possible for the average protected index value to be lower than the initial index value even if the value of the DJIA at maturity is higher than the initial index value. In addition, because the protected index closing value for the first determination date will equal the actual DJIA closing value on such date, you will not be protected against any decrease in the value of the DJIA on the first determination date. See the section of this pricing supplement called "Hypothetical Payouts on the PROPELS."

Adjustments to the DJIA       Dow Jones Indexes, a part of Dow Jones, is
could adversely affect the    responsible for calculating and maintaining the
value of the PROPELS          DJIA. You should not conclude that the inclusion
                              of a stock in the DJIA is an investment
                              recommendation by us of that stock. The editors of The Wall Street Journal, which is published by Dow Jones, can add, delete or substitute the stocks underlying the DJIA, and Dow Jones Indexes can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the DJIA. Dow
                              Jones may discontinue or suspend calculation or dissemination of the DJIA. Any of these actions could adversely affect the value of the PROPELS.
                              Dow Jones is under no obligation to consider your interest as an investor in the PROPELS and will not do so.

                              Dow Jones may discontinue or suspend calculation or publication of the DJIA at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued DJIA. MS & Co. could have an economic interest that is different than that of investors in the PROPELS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PROPELS will be an amount based on the closing prices of the stocks underlying the DJIA on each subsequent determination date, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the DJIA last in effect prior to discontinuance of the DJIA.

You have no                   Investing in the PROPELS is not equivalent to
shareholder rights            investing in the component stocks of the DJIA. As
                              an investor in the PROPELS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the DJIA.

Adverse economic interests    Because the calculation agent, MS & Co., is our
of the calculation agent      affiliate, the economic interests of the
and its affiliates may        calculation agent and its affiliates may be
affect determinations         adverse to your interests as an investor in the
                              PROPELS. As calculation agent, MS & Co. will determine the initial index value and calculate the average protected index value and the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS &
                              Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value or protected index closing value in the event of a discontinuance of the DJIA, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of PROPELS--Market
                              Disruption Event" and "--Discontinuance of the DJIA; Alteration of Method of Calculation."

Hedging and trading activity MS & Co. and other affiliates of ours will carry by the calculation agent and out hedging activities related to the PROPELS
its affiliates could          (and possibly to other instruments linked to the
potentially affect the        DJIA or its component stocks), including trading
value of the DJIA             in the stocks underlying the DJIA as well as in
                              other instruments related to the DJIA. MS & Co.
                              and some of our other subsidiaries also trade the stocks underlying the DJIA and other financial instruments related to the DJIA on a regular basis as part of their general broker- dealer and other businesses. Any of these hedging or trading activities on or prior to the day we offer the PROPELS for initial sale to the public could potentially increase the initial index value and, as a result, could increase the value at which the DJIA must close on the determination dates before you receive a payment at maturity that exceeds the principal amount of the PROPELS.
                              Additionally, such trading activities during the term of the PROPELS could potentially affect the value of the DJIA on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The PROPELS will be           You should also consider the U.S. federal income
treated as contingent         tax consequences of investing in the PROPELS. The
payment debt instruments      PROPELS will be treated as "contingent payment
for U.S. federal income       debt instruments" for U.S. federal income tax
tax purposes                  purposes, as described in the section of this
                              pricing supplement called "Description of
                              PROPELS--United States Federal Income Taxation."
                              Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the PROPELS, which yield will be higher than the stated interest actually paid on the PROPELS. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the PROPELS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                              "Description of PROPELS--United States Federal
                              Income Taxation" and the sections called "United
                              States Federal Taxation--Notes--Notes Linked to
                              Commodity Prices, Single Securities, Baskets of
                              Securities or Indices" and "United States Federal
                              Taxation--Backup Withholding" in the accompanying prospectus supplement.

                              If you are a foreign investor, please read the section of this pricing supplement called "Description of PROPELS--United States Federal Income Taxation."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PROPELS.

                             DESCRIPTION OF PROPELS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PROPELS" refers to each $10 principal amount of any of our PROPELS due December 30, 2011 Based on the Value of the Dow Jones Industrial Average. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount... $

Original Issue Date
(Settlement Date)............             , 2004

Maturity Date................ December 30, 2011, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the final Determination Date for calculating the Average Protected Index Value.

                              If, due to a Market Disruption Event or
                              otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Determination Date as postponed. See "--Determination Dates" below.

Interest Rate................     % per annum

Interest Payment Dates....... Each June 30 and December 30, beginning June 30,
                              2004.

                              If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed, but no interest will accrue on the PROPELS or on such payment during the period from or after the scheduled Maturity Date.

Record Date.................. The Record Date for each Interest Payment Date, including the Interest Payment Date scheduled to occur on the Maturity Date, will be the date 15 calendar days prior to such scheduled Interest Payment Date, whether or not that date is a Business Day.

Specified Currency........... U.S. dollars

CUSIP Number................. 61746S703

Minimum Denominations........ $10

Issue Price.................. $10 (100%)

Interest Rate................ None

Maturity Redemption Amount... At maturity, upon delivery of the PROPELS to the
                              Trustee, we will pay with respect to the $10 principal amount of each PROPELS an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any. See "Discontinuance of the DJIA; Alteration of Method of Calculation" below.

                              We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PROPELS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the PROPELS to the Trustee for delivery to DTC, as holder of the PROPELS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption
Amount....................... The greater of (i) zero and (ii) the product of
                              $10 times the Index Percent Change. The
                              Calculation Agent will calculate the Supplemental Redemption Amount on the final Determination Date.

Index Percent Change......... The Index Percent Change is a fraction, the numerator of which will be the Average Protected Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value. The Index Percent Change is described by the following formula:

                                Average Protected Index Value - Initial Index Value
                                ---------------------------------------------------
                                              Initial Index Value

Initial Index Value..........             , the Index Closing Value on the day
                              we offer the PROPELS for initial sale to the public.

Average Protected Index
Value........................ The arithmetic average of the Protected Index
                              Closing Values on the Determination Dates, as determined by the Calculation Agent.

Protected Index Closing
Value........................ The Protected Index Closing Value on any
                              Determination Date will be determined by the Calculation Agent and will equal the greater of
                              (i) the Index Closing Value on such Determination Date and (ii) the highest Index Closing Value on any previous Determination Date, as determined by the Calculation Agent; provided that the Protected Index Closing Value on December 30, 2004 will equal the Index Closing Value on such date.

Index Closing Value.......... The Index Closing Value on any Trading Day will equal the closing value of the DJIA or any Successor Index (as defined under "--Discontinuance of the DJIA; Alteration of Method of Calculation" below) published at the regular official weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the DJIA described under "--Discontinuance of the DJIA; Alteration of Method of Calculation."

                              In this "Description of PROPELS," references to the DJIA will include any Successor Index, unless the context requires otherwise.

Determination Dates.......... The Determination Dates will be the 30th of each
                              December, beginning with December 30, 2004 to and including December 30, 2010, and December 27, 2011, in each such case subject to adjustment for Market Disruption Events as described in the two following paragraphs.

                              If any of the first seven scheduled Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first seven Determination Dates, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the DJIA on such fifth Trading Day in accordance with the formula for calculating the value of the DJIA last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the DJIA.

                              If December 27, 2011 (the final scheduled
                              Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day.................. A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (the "NYSE"), the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note............ Book Entry. The PROPELS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the PROPELS. Your beneficial interest in the PROPELS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PROPELS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered Global Securities" in the accompanying prospectus.

Senior Note or
Subordinated Note............ Senior

Trustee...................... JPMorgan Chase Bank (formerly known as The Chase
                              Manhattan Bank)

Agent........................ Morgan Stanley & Co. Incorporated and its
                              successors ("MS & Co.")

Market Disruption Event...... "Market Disruption Event" means, with respect to the DJIA, a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the DJIA on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the DJIA during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on the primary securities market for trading in futures or options contracts related to the DJIA for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                              For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the DJIA is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the DJIA shall be based on a comparison of (x) the portion of the value of the DJIA attributable to that security relative to (y) the overall value of the DJIA, in each case immediately before that suspension or limitation.

                              For purposes of determining whether a Market
                              Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the DJIA by the primary securities market trading in such contracts by reason of (x) a price change exceeding limits set by such exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the DJIA and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the DJIA are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange............ "Relevant Exchange" means the primary exchange or market of trading for any security then included in the DJIA or any Successor Index.

Alternate Exchange
  Calculation in Case
  of an Event of Default..... In case an event of default with respect to the
                              PROPELS shall have occurred and be continuing, the amount declared due and payable for each PROPELS upon any acceleration of the PROPELS (the "Acceleration Amount") will be equal to (i) accrued but unpaid interest to but excluding the date of acceleration plus (ii) $10 plus the Supplemental Redemption Amount, if any, determined as though the Index Closing Value for any Determination Date scheduled to occur on or after such date of acceleration were the Index Closing Value on the date of acceleration.

                              If the maturity of the PROPELS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the PROPELS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent............ MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                              All calculations with respect to the Average
                              Protected Index Value and the Supplemental
                              Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PROPELS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PROPELS will be rounded to the nearest cent, with one-half cent rounded upward.

                              Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the PROPELS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, any Protected Index Closing Value, the Average Protected Index Value, the Index Percent Change, the Supplemental Redemption Amount or whether a Market

                              Disruption Event has occurred. See "--Market
                              Disruption Event" above and "--Discontinuance of the DJIA; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The DJIA..................... We have derived all information contained in this pricing supplement regarding the DJIA, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones. The DJIA is calculated and maintained by Dow Jones Indexes and published by Dow Jones. We make no representation or warranty as to the accuracy or completeness of such information.

                              The DJIA is a price-weighted index comprised of 30 common stocks selected at the discretion of the editors of The Wall Street Journal (the "WSJ"), which is published by Dow Jones, as representative of the broad market of U.S. industry. There are no pre-determined criteria for selection of a component stock except that component companies represented by the DJIA should be established U.S. companies that are leaders in their industries. The DJIA serves as a measure of the entire U.S. market such as financial services, technology, retail, entertainment and consumer goods and is not limited to traditionally defined industrial stocks.

                              Changes in the composition of the DJIA are made entirely by the editors of the WSJ without consultation with the component companies represented in the DJIA, any stock exchange, any official agency or us. In order to maintain continuity, changes to the component stocks included in the DJIA tend to be made infrequently and generally occur only after corporate acquisitions or other dramatic shifts in a component company's core business. When one component stock is replaced, the entire index is reviewed. As a result, multiple component changes are often implemented simultaneously. The component stocks of the DJIA may be changed at any time for any reason.

                              The DJIA is price weighted rather than market capitalization weighted. Therefore, the component stock weightings are affected only by changes in the stocks' prices, in contrast with the weightings of other indices that are affected by both price changes and changes in the number of shares outstanding. The value of the DJIA is the sum of the primary exchange prices of each of the 30 common stocks included in the DJIA, divided by a divisor. The divisor is changed in accordance with a mathematical formula to adjust for stock dividends, splits, spin-offs and other corporate actions such as rights offerings and extraordinary dividends. Normal cash dividends are not taken into account in the calculation of the DJIA. The current divisor of the DJIA is published daily in the WSJ and other publications. While this methodology reflects current practice in calculating the DJIA, no assurance can be given that Dow Jones will not modify or change this methodology in a manner that may affect the maturity redemption amount.

                              The formula used to calculate divisor adjustments is:

                                                               Adjusted Sum of Prices
                              New Divisor = Current Divisor x ------------------------
                                                              Unadjusted Sum of Prices

                              Each component company of the DJIA as of January 23, 2004 and its corresponding stock ticker symbol is set forth in the following table. Twenty-eight of the DJIA component companies are traded on the NYSE, and Intel Corporation and Microsoft Corporation are traded on the Nasdaq National Market.

                                       Issuer of Component Stock           Symbol
                                       -------------------------           ------
                              Alcoa Inc....................................  AA
                              Altria Group Inc.............................  MO
                              American Express Company.....................  AXP
                              AT&T Corp....................................  T
                              The Boeing Company...........................  BA
                              Caterpillar Inc..............................  CAT
                              Citigroup Inc................................  C
                              The Coca-Cola Company........................  KO
                              E.I. du Pont de Nemours and Company..........  DD
                              Eastman Kodak Company........................  EK
                              Exxon Mobil Corporation......................  XOM
                              General Electric Company.....................  GE
                              General Motors Corporation...................  GM
                              Hewlett-Packard Company......................  HPQ
                              The Home Depot, Inc..........................  HD
                              Honeywell International Inc..................  HON
                              Intel Corporation............................  INTC
                              International Business Machines Corporation..  IBM
                              International Paper Company..................  IP
                              J.P. Morgan Chase & Co.......................  JPM
                              Johnson & Johnson............................  JNJ
                              McDonald's Corporation.......................  MCD
                              Merck & Co., Inc.............................  MRK
                              Microsoft Corporation........................  MSFT
                              3M Company...................................  MMM
                              The Procter & Gamble Company.................  PG
                              SBC Communications Inc.......................  SBC
                              United Technologies Corporation..............  UTX
                              Wal-Mart Stores, Inc.........................  WMT
                              The Walt Disney Company......................  DIS

                              In this pricing supplement, unless the context requires otherwise, references to the DJIA will include any Successor Index.

Discontinuance of the Index;
  Alteration of Method of
  Calculation................ If Dow Jones discontinues publication of the DJIA and Dow Jones or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued DJIA (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor

                              Index at the regular official weekday close of the principal trading session of the relevant exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                              Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PROPELS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the PROPELS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                              If Dow Jones discontinues publication of the DJIA prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines that no Successor Index is available at such time, then, on such date, the Calculation Agent will determine the Index Closing Value in accordance with the formula for calculating the DJIA last in effect prior to such discontinuance, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the DJIA on the Relevant Exchange. Notwithstanding these alternative arrangements, discontinuance of the publication of the DJIA may adversely affect the value of the PROPELS.

                              If at any time the method of calculating the DJIA or a Successor Index, or the value thereof, is changed in a material respect, or if the DJIA or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the DJIA or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the DJIA or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will determine the Average Protected Index Value with reference to the DJIA or such Successor Index, as adjusted. Accordingly, if the method of calculating the DJIA or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the DJIA or such Successor Index as if it had not been modified (i.e., as if such split had not occurred).

Historical Information....... The following table sets forth the high and low
                              Index Values, as well as end-of-quarter Index Values, of the DJIA for each quarter in the period from January 1, 1999 through January 29, 2004. The Index Value on January 29, 2004 was 10,510.29. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

                              The historical values of the DJIA should not be taken as an indication of future performance, and no assurance can be given as to the level of the DJIA on any Determination Date. The value of the DJIA may be lower on the Determination Dates than on the date we offer the PROPELS for initial sale to the public so that you will receive only the $10 principal amount of PROPELS at maturity. We cannot give you any assurance that the average value of the DJIA on the Determination Dates will be higher than $10.

                                                              High         Low      Period End
                                                             --------   ---------   ----------
                              1998:
                                First Quarter.............   8,906.43    7,580.42    8,799.81
                                Second Quarter............   9,211.84    8,627.93    8,952.02
                                Third Quarter.............   9,337.97    7,539.07    7,842.62
                                Fourth Quarter............   9,374.27    7,632.53    9,181.43
                              1999:
                                First Quarter.............  10,006.78    9,120.67    9,786.16
                                Second Quarter............  11,107.19    9,832.51   10,970.80
                                Third Quarter.............  11,326.04   10,213.48   10,337.00
                                Fourth Quarter............  11,497.12   10,019.71   11,497.12
                              2000:
                                First Quarter.............  11,722.98    9,796.03   10,921.90
                                Second Quarter ...........  11,287.08   10,299.24   10,447.90
                                Third Quarter.............  11,310.64   10,481.47   10,650.90
                                Fourth Quarter............  10,977.21    9,975.02   10,786.80
                              2001:
                                First Quarter.............  10,983.63    9,389.48    9,878.78
                                Second Quarter ...........  11,337.92    9,485.71   10,502.40
                                Third Quarter.............  10,610.00    8,235.81    8,847.56
                                Fourth Quarter............  10,136.99    8,836.83   10,021.50
                              2002:
                                First Quarter.............  10,635.25    9,618.24   10,403.90
                                Second Quarter ...........  10,381.73    9,120.11    9,243.26
                                Third Quarter.............   9,379.50    7,591.93    7,591.93
                                Fourth Quarter............   8,931.68    7,286.27    8,341.63
                              2003:
                                First Quarter.............   8,842.62    7,524.06    7,992.13
                                Second Quarter ...........   9,323.02    8,069.86    8,985.44
                                Third Quarter.............   9,659.13    9,036.04    9,275.06
                                Fourth Quarter............  10,453.92    9,469.20   10,453.92
                              2004:
                                First Quarter (through
                                  January 29, 2004).......  10,702.51   10,409.85   10,510.29

Use of Proceeds and Hedging.. The net proceeds we receive from the sale of the
                              PROPELS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the PROPELS. See also "Use of Proceeds" in the accompanying prospectus.

                              On or prior to the day we offer the PROPELS for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PROPELS by taking positions in the stocks underlying the DJIA, in futures or options contracts on the DJIA or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the DJIA, and, therefore, the value at which the DJIA must close on the Determination Dates before you would receive at maturity a payment that exceeds the principal amount of the PROPELS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PROPELS by purchasing and selling the stocks underlying the DJIA, futures or options contracts on the DJIA or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling such securities on the Determination Dates. We cannot give any assurance that our hedging activities will not affect the value of the DJIA and, therefore, adversely affect the value of the DJIA on the Determination Dates or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution............... Under the terms and subject to the conditions contained in the U.S. distribution agreement
                              referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of PROPELS set forth on the cover of this pricing supplement. The Agent
                              proposes initially to offer the PROPELS directly to the public at the public offering price set forth on the cover page of this pricing supplement plus accrued interest, if any, from
                              the Original Issue Date. The Agent may allow a
                              concession not in excess of    % of the principal
                              amount of the PROPELS to other dealers, which may include Morgan Stanley & Co. International
                              Limited and Bank Morgan Stanley AG. We expect to deliver the PROPELS against payment therefor in
                              New York, New York on    , 2004. After the initial
                              offering, the Agent may vary the offering price and other selling terms from time to time.

                              In order to facilitate the offering of the PROPELS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PROPELS. Specifically, the Agent may sell more PROPELS than it is obligated to purchase in connection with the offering creating a naked short position in the PROPELS for its own account. The Agent must close out any naked short position by purchasing the PROPELS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PROPELS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PROPELS or the individual stocks underlying the DJIA in the open market to stabilize the price of the PROPELS. Any of these activities may raise or maintain the market price of the PROPELS above independent market levels or prevent or retard a decline in the market price of the

                              PROPELS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                              General

                              No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PROPELS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PROPELS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PROPELS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                              The Agent has represented and agreed, and each dealer through which we may offer the PROPELS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PROPELS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PROPELS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PROPELS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                              Brazil

                              The PROPELS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PROPELS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                              Chile

                              The PROPELS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PROPELS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                              Hong Kong

                              The PROPELS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PROPELS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PROPELS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                              Mexico

                              The PROPELS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                              Singapore

                              This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PROPELS may not be circulated or distributed, nor may the PROPELS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PROPELS to the public in Singapore.

License Agreement between
  Dow Jones and Morgan
  Stanley.................... Dow Jones and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the DJIA, which is owned and published by Dow Jones, in connection with securities, including the PROPELS.

                              The license agreement between Dow Jones and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                              The PROPELS are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the PROPELS or any member of the public regarding the advisability of investing in securities generally or in the PROPELS particularly. Dow Jones' only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial Average(SM) which is determined, composed and calculated by Dow Jones without regard to Morgan Stanley or the PROPELS. Dow Jones has no obligation to take the needs of Morgan Stanley or the owners of the PROPELS into consideration in determining, composing or calculating the Dow Jones Industrial Average(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the PROPELS to be issued or in the determination or calculation of the equation by which the PROPELS are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the PROPELS.

                              DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE PROPELS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND MORGAN STANLEY.

                              "Dow Jones(SM)," "Dow Jones Industrial
                              Average(SM)" and "DJIA(SM)" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by Morgan Stanley. Morgan Stanley's PROPELS due December 30, 2011 Based on the Value of the Dow Jones Industrial Average(SM) are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the PROPELS.

ERISA Matters for Pension
  Plans and Insurance
  Companies.................. Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PROPELS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                              In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the PROPELS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                              We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of PROPELS by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the PROPELS must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any PROPELS, no more than 15% of the Plan's assets should be invested in PROPELS.

                              Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the PROPELS.

                              The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the PROPELS have exclusive responsibility for ensuring that their purchase and holding of the PROPELS do not violate the prohibited transaction or other rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
  Taxation................... The following summary is based on the opinion of
                              Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the PROPELS purchasing the PROPELS at the Issue Price, who will hold the PROPELS as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as:

                              o    certain financial institutions;
                              o dealers and certain traders in securities or foreign currencies;
                              o    investors holding PROPELS as part of a
                                   hedging transaction, straddle, conversion or other integrated transaction;
                              o    U.S. Holders, as defined below, whose
                                   functional currency is not the U.S. dollar;
                              o    partnerships;
                              o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                              o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                              o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;
                              o Non-U.S. Holders for whom income or gain in respect of a PROPELS is effectively connected with a trade or business in the United States; and
                              o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                              If you are considering purchasing the PROPELS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              U.S. Holders

                              This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the PROPELS. As used herein, the term "U.S. Holder" means a beneficial owner of a PROPELS that is for U.S. federal income tax purposes:

                              o    a citizen or resident of the United States;
                              o a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or
                              o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                              The PROPELS will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income and withholding tax consequences of ownership and disposition of a contingent payment debt instrument.

                              In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the PROPELS on a constant yield basis in each year that they hold the PROPELS at a rate higher than the stated interest actually paid on the PROPELS. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID but will not be required to include separately in income the semi-annual coupons received. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the PROPELS will generally be treated as ordinary income.

                              The rate of accrual of OID on the PROPELS is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the PROPELS or the applicable federal rate, whichever is greater (our "comparable yield"), and is determined at the time of the issuance of the PROPELS. We have determined that the "comparable
                              yield" is an annual rate of     % compounded
                              annually. Based on our determination of the
                              comparable yield, the "projected payment
                              schedule" for a PROPELS (assuming each PROPELS
                              has an issue price of $         for U.S. federal
                              income tax purposes) consists of the semi-annual coupons and an additional projected amount equal
                              to $         due at maturity.

                              The following table states the amount of OID that will be deemed to have accrued with respect to a PROPELS during each accrual period (which accrual periods are computed using a day count convention of 30 days per month and 360 days per year) that ends in each six-month period (other than the initial period) ending on June 30 and December 31 of each year, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                           TOTAL OID
                                                                             OID           DEEMED TO
                                                                          DEEMED TO       HAVE ACCRUED
                                                                          ACCRUE PER      PER PROPELS
                                                                           PROPELS       FROM ORIGINAL
                                                                            DURING       ISSUE DATE AS
                                                                             EACH        OF END OF THE
                                               PERIOD                       PERIOD           PERIOD
                                             ----------                   ----------     --------------
                              Original Issue Date through June
                                30, 2004................................. $              $
                              July 1, 2004 through December
                                31, 2004................................. $              $
                              January 1, 2005 through June 30,
                                2005..................................... $              $
                              July 1, 2005 through December
                                31, 2005................................. $              $
                              January 1, 2006 through June 30,
                                2006..................................... $              $
                              July 1, 2006 through December
                                31, 2006................................. $              $

                                                                                           TOTAL OID
                                                                             OID           DEEMED TO
                                                                          DEEMED TO       HAVE ACCRUED
                                                                          ACCRUE PER      PER PROPELS
                                                                           PROPELS       FROM ORIGINAL
                                                                            DURING       ISSUE DATE AS
                                                                             EACH        OF END OF THE
                                               PERIOD                       PERIOD           PERIOD
                                             ----------                   ----------     --------------
                              January 1, 2007 through June 30,
                                2007..................................... $              $
                              July 1, 2007 through December
                                31, 2007................................. $              $
                              January 1, 2008 through June 30,
                                2008..................................... $              $
                              July 1, 2008 through December
                                31, 2008................................. $              $
                              January 1, 2009 through June 30,
                                2009..................................... $              $
                              July 1, 2009 through December
                                31, 2009................................. $              $
                              January 1, 2010 through June 30,
                                2010..................................... $              $
                              July 1, 2010 through December
                                31, 2010................................. $              $
                              January 1, 2011 through June 30,
                                2011..................................... $              $
                              July 1, 2011 through December
                                30, 2011................................. $              $

                              The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the PROPELS, and we make no representation regarding the actual amounts of payments on a PROPELS.

                              Non-U.S. Holders

                              This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a PROPELS that is for U.S. federal income tax purposes:

                              o    a nonresident alien individual;
                              o    a foreign corporation; or
                              o    a foreign trust or estate.

                              Tax Treatment upon Maturity, Sale, Exchange or Disposition of a PROPELS. Subject to the discussion below concerning backup withholding, payments on a PROPELS by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a PROPELS, will not be subject to U.S. federal income or withholding tax, provided that:

                              o such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

                              o the certification required by Section 871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                              Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the PROPELS that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a PROPELS certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements, including reporting requirements for foreign partnerships and their partners.

                              Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a PROPELS held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the PROPELS would have been:

                              o    subject to U.S. federal withholding tax
                                   without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or
                              o effectively connected to the conduct by the holder of a trade or business in the United States.

                              Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the PROPELS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.